Exhibit 99.1

Applied DNA Announces $4.8 Million Registered Direct Offering of Common Stock

STONY BROOK, N.Y. – December 20, 2017 - Applied DNA Sciences, Inc. (NASDAQ: APDN; “Applied DNA”) today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase an aggregate of 2,735,000 shares of common stock and warrants to purchase an aggregate of 2,735,000 shares of common stock in a registered direct offering with aggregate gross proceeds of $4,786,250, exclusive of warrant exercise proceeds. Each share of common stock is being sold together with a warrant to purchase one share of common stock at a combined effective price to the public of $1.75. The warrants will be immediately exercisable at a price of $2.00 per share of common stock and will expire five years from the date of issuance. The shares of common stock and the accompanying warrants can only be purchased together in the offering but will be issued separately. The offering is expected to close on or about December 22, 2017, subject to the satisfaction of customary closing conditions.

Maxim Group LLC acted as the exclusive placement agent for the offering.

After deducting the placement agent’s commission and other estimated offering expenses payable by Applied DNA, the net proceeds to Applied DNA are anticipated to be approximately $4.2 million, not including any amounts Applied DNA will receive upon the exercise of the warrants. Applied DNA intends to use the net proceeds of the offering for working capital, capital expenditures, business development and research and development expenditures, and acquisitions of new technologies or businesses.

The securities described above are being offered under the Company’s shelf registration statement on Form S-3 (No. 333-218158), including a base prospectus, previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement. The prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available on the website of the SEC at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement and other documents Applied DNA has filed or will file with the SEC for more complete information about Applied DNA and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Applied DNA Sciences, Inc.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based CertainTT® Platform can be used to identify, tag, track, and trace products, to help assure authenticity, origin, traceability and quality of products. SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, BackTrac® and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track- and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our history of losses, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 6, 2016, our subsequent quarterly reports on Form 10-Q filed on February 9, 2017, May 11, 2017 and August 10, 2017 and our Registration Statement on Form S-3 (SEC File No. 333-218158) and Prospectus Supplement to be filed which are or will be available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Contacts

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA, shurry@lhai.com

Media contact: Susan Forman, Dian Griesel Int’l., 212-825-3210, sforman@dgicomm.com

Web: www.adnas.com

Twitter: @APDN